(Check one):                               UNITED STATES
     |_|   Form 10-K             SECURITIES AND EXCHANGE COMMISSION
     |_|   Form 20-F                   Washington, D.C. 20549
     |_|   Form 11-K
     |X|   Form 10-Q                        FORM 12b-25
     |_|   Form 10-D
     |_|   Form N-SAR               NOTIFICATION OF LATE FILING
     |_|   Form N-CSR


                       For Period Ended: March 31, 2007
                       |_|   Transition Report on Form 10-K
                       |_|   Transition Report on Form 20-F
                       |_|   Transition Report on Form 11-K
                       |X|   Transition Report on Form 10-Q
                       |_|   Transition Report on Form N-SAR

                       For the Transition Period Ended: ____________________


    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A


                        PART I -- REGISTRANT INFORMATION

                              Asian Financial, Inc.
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                             Full Name of Registrant


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                            Former Name if Applicable

                             4/F, No.3 Jinyuan Road
                   Daxing District Industrial Development Zone
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            Address of Principal Executive Office (Street and Number)

                       Beijing, People's Republic of China
                                Post Code: 102600
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                            City, State and Zip Code


                       PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|   (a)   The reason described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense

|_|   (b)   The subject annual report, semi-annual report, transition report on
            Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q or subject distribution report on Form 10-D, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|_|   (c)   The accountant's statement or other exhibit required by Rule
            12b-25(c) has been attached if applicable.


                              PART III -- NARRATIVE

State below in reasonable detail why Forms 10-K, 20-F, 11-K, 10-Q, 10-D, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

The Registrant is unable to file its Form 10-Q for the period ended March 31, 2007 in a timely manner as it is still working with its auditors to finalize the financial statements.

(Attach extra Sheets if Needed)


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

                          PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

      WENHUA GUO                  +86 (10)                   (6021-2222)
-----------------------      --------------------      -----------------------
        (Name)                   (Area Code)              (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

      Quarterly reports on Form 10-Q for the quarter ended September 30, 2006 and the quarter ended December 31, 2006

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(3)   Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

      If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                              Asian Financial, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date: May 15, 2007                    By:  /s/ WENHUA GUO
                                           -------------------------------------
                                           Wenhua Guo,
                                           President and Chief Executive Officer


SEC 1344 (05-06)        Persons who are to respond to the collection of
                        information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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